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ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS INDENTURE made as of August 29, 2003 (the "Agreement")

BETWEEN:

EAESW INC., doing business as Strata Web Systems Ltd., a Colorado company, having an office at Suite 855, 700 Fourth Avenue SW, Calgary, Alberta T2P 3J4

(the "Assignor")

AND:

STORAGE ALLIANCE INC., a Nevada corporation, extra-provincially registered in the Province of Alberta and having an office at Suite 725, 435 Fourth Avenue SW, Calgary, Alberta, T2P 3A8

(the "Assignee")

WITNESSES THAT WHEREAS:

  By an Asset Purchase Agreement, dated August 14, 2003, between the Assignor, the Assignee and Petroleum Place, Inc. (the "Asset Purchase Agreement"), the Assignor agreed to sell to the Assignee the business known as Strata Web (the "Business") and, except as expressly excluded therein, all property and assets of the Business including in particular all right, title, benefit, and interest which the Assignor is entitled to or possessed of under all contracts, engagements, and commitments respecting the Business;

  The parties wish to enter into this instrument to effect the conveyance to the Assignee of said right, title, benefit, and interest of the Vendor under said contracts, engagements, and commitments; and

  Various representations and warranties were made by the Assignor to the Assignee in the Asset Purchase Agreement respecting the said contracts, engagements and commitments;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and the sum of ONE DOLLAR ($1.00) and other good and valuable consideration now paid by the Assignee to the Assignor, the receipt whereof is hereby acknowledged by the Assignor:

  The Assignor hereby bargains, sells, assigns, transfers, and sets over unto the Assignee all right, title, benefit, and interest which the Assignor is entitled to or possessed of, in, to, or under all contracts, engagements, and commitments respecting the Business or the Business Assets including without limitation the Assignor's right, title, benefit, and interest in respect of the contracts, engagements, and commitments described in Schedule "2" and Schedule "4" attached to the Asset Purchase Agreement (which contracts, engagements, and commitments described in said Schedule are herein called the "Material Contracts") TO HAVE AND TO HOLD UNTO THE ASSIGNEE FOREVER.

  The Assignor hereby represents and warrants to the Assignee:

    that each of the Material Contracts is in good standing and in full force and effect as of the date hereof;

    that except as may have been adjusted between the Assignor and the Assignee in accordance with the Asset Purchase Agreement all payments, expenses and charges due or to become due under the Material Contracts in respect of any period prior to August 29, 2003 have been paid;

    that the Assignor has the right to convey said right, title, benefit, and interest in the Material Contracts to the Assignee in the manner herein provided; and

    that the Assignor has not previously assigned said right, title, benefit, and interest, and no other person whomsoever is entitled to any claim or demand in respect of the Material Contracts.

  The Assignor and the Assignee agree that in respect of any of the Material Contracts which are not assignable by the terms thereof or in respect of which any consent or approval is required, the right, title, benefit, and interest of the Assignor therein will be held by the Assignor in trust for the Assignee and will be performed by the Assignee in the name of the Assignor (and, as the case may be, the within assignment will not take effect until such consent or approval is obtained).

  The Assignor agrees that from time to time and at all times hereafter the Assignor will upon the reasonable request of the Assignee, make, do, and execute, or cause to be made, done, and executed all such further acts, deeds, matters, and things to give effect to the conveyance and assurance unto the Assignee of the Material Contracts as aforesaid, for the performance by the Assignee as aforesaid, and for the assurance to the Assignee of the full enjoyment as aforesaid, and will make its best efforts to procure any consents and approvals required therefore.

  This Agreement will be read and construed together with the Asset Purchase Agreement, and the rights and obligations of the parties hereto will be determined in accordance with the covenants, agreements, conditions, representations, and warranties made herein and in the Asset Purchase Agreement.

  All grants, covenants, provisos, agreements, rights, powers, privileges, and liabilities contained in this Agreement will be read and held as made by and with, granted to and imposed upon, the respective parties hereto, and their respective heirs, executors, administrators, successors, and assigns (as the case may be) as if the words heirs, executors, administrators, successors, and assigns had been inscribed in all proper and necessary places; and wherever the singular or masculine pronoun is used, the same will be construed as meaning the plural or feminine or the body politic or corporate where the context or the parties hereto require, and where a party is more than one person, all obligations will be deemed to be joint and several.

  This Agreement will be governed by and construed in accordance with the law of the Province of Alberta.

  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the parties have executed these presents as of the day and year first above written.

EAESW INC., doing business as STORAGE ALLIANCE INC.
Strata Web Systems Ltd.

Per: /s/ signed Per: /s/ signed
Authorized Signatory Authorized Signatory